Exhibit 10.2

AMENDMENT NO. 1 TO
STOCK OPTION AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT (the “Amendment”) effective April 29, 2016, is entered into by and between VerifyMe, Inc., a Nevada corporation (“VerifyMe”), and Paul Donfried (“Donfried”).  Capitalized terms used herein but not otherwise defined shall have the same definition as provided in the Agreement (as defined below).

RECITALS

WHEREAS, VerifyMe and Donfried entered into that certain Stock Option Agreement dated June 12, 2015 (the “Agreement”);

WHEREAS, pursuant to the Agreement, Donfried received 500,000 restricted stock units under the Company’s 2013 Omnibus Equity Compensation Plan; and

WHEREAS, in connection with Donfried’s resignation as Chief Executive Officer and President of VerifyMe, each of VerifyMe and Donfried desire to amend the Agreement to permit his Option to continue to vest after his employment is terminated in connection with his resignation.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VerifyMe and Donfried, agree to enter into the Amendment which amends the Agreement in the following manner:

1.	Amendment to Section 4. Section 4 is hereby amended by deleting Section 4 in its entirety and replacing the following in lieu thereof:

4.         TERM OF OPTION.

This Option shall terminate on the Option Expiration Date as specified in the Stock Option Grant Notice and, if this Option is designated in the Stock Option Grant Notice (the “Notice”) as an ISO and the Participant owns as of the date hereof more than 10% of the total combined voting power of all classes of capital stock of the Company or an Affiliate, such date may not be more than five years from the date of this Agreement, but shall be subject to earlier termination as provided herein or in the Plan.

If the Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate for any reason other than the death or Disability of the Participant, or termination of the Participant for Cause (the “Termination Date”), the Option shall continue to vest in accordance with the vesting schedule set forth in the Notice and may be exercised through the Option Expiration Date except as set forth below.  In such event, the unvested portion of the Option shall not be exercisable and shall expire and be cancelled on the Termination Date.

Notwithstanding the foregoing, in the event of the Participant’s Disability or death within three months after the Termination Date, the Participant or the Participant’s Survivors may exercise the Option within one year after the Termination Date, but in no event after the Option Expiration Date as specified in the Stock Option Grant Notice.

In the event the Participant’s service is terminated by the Company or an Affiliate for Cause, the Participant’s right to exercise any unexercised portion of this Option even if vested shall cease immediately as of the time the Participant is notified his or her service is terminated for Cause, and this Option shall thereupon terminate.  Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then the Participant shall immediately cease to have any right to exercise the Option and this Option shall thereupon terminate.

In the event the Participant breaches that certain Separation Agreement and General Release Agreement by and between the Company and Participant dated April 27, 2016 (the “Separation Agreement”), the Participant’s right to exercise any unexercised portion of this Option even if vested shall cease immediately as of the time the Participant is notified his breach of the Separation Agreement, and this Option shall thereupon terminate.

In the event of the Disability of the Participant, as determined in accordance with the Plan, the Option shall be exercisable within one year after the Participant’s Disability or, if earlier, on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice.  In such event, the Option shall be exercisable:

(a)           to the extent that the Option has become exercisable but has not been exercised as of the date of the Participant’s Disability; and

(b)           in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled.  The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

In the event of the death of the Participant while an Employee, director or Consultant of the Company or of an Affiliate, the Option shall be exercisable by the Participant’s Survivors within one year after the date of death of the Participant or, if earlier, on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice.  In such event, the Option shall be exercisable:

(x)           to the extent that the Option has become exercisable but has not been exercised as of the date of death; and

(y)           in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died.  The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

2.
2013 Comprehensive Incentive Compensation Plan.  All references in the Agreement to the “2013 Comprehensive Incentive Compensation Plan” are hereby deleted in their entirety and replaced with “2013 Omnibus Equity Compensation Plan”.

3.
No Further Amendment; Controlling Instrument.  Except as provided herein, the Agreement shall remain in full force and affect and without other changes. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

4.
Agreement.  From and after the date of this Amendment, any and all terms referring to the Agreement, as used in all of the documents evidencing the Agreement, shall mean the Agreement as amended by this Amendment.

5.	Binding Effect. This Amendment shall be binding upon the parties, their respective successors, agents, attorneys, assigns, and personal representatives.

6.
Counterparts.  This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original.  Any or all counterpart originals may be executed by facsimile signature, each such signature to be deemed an original signature.

7.
Governing Law. All issues, questions and disputes concerning the validity, interpretation, enforcement, performance or termination of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any other choice of law or conflict of laws rules or provisions.

[Signatures found on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

VERIFYME, INC.

By:	/s/ Michael P. Madon
Name:	Michael P. Madon
Title:	Chairman of the Board

/s/ Paul Donfried
Name:	Paul Donfried

Signature Page to Amendment No. 1 to Stock Option Agreement